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                                                                   Exhibit 3.96


                              AMENDED AND RESTATED
                               OPERATING AGREEMENT
                                       FOR
                          PLAYBOY TV INTERNATIONAL, LLC
                      A DELAWARE LIMITED LIABILITY COMPANY

     This Amended and Restated Operating Agreement is made and entered into and effective as January 1, 2003 (the "EFFECTIVE DATE"), by and between its members, Playboy Entertainment Group, Inc., a Delaware corporation ("PEGI") and AdulTVision Communications, Inc. ("ADULTVISION"), a Delaware corporation, with reference to the following facts:

     A. On June 14, 1999, a Certificate of Formation of Playboy TV International, LLC, a limited liability company organized under the laws of the State of Delaware (the "COMPANY"), was filed with the Delaware Secretary of State.

     B. PEGI and Victoria Spring Investments Ltd. ("VSI") executed an operating agreement (the "INITIAL OPERATING AGREEMENT"), dated as of August 31, 1999, and the first amendment thereto, dated as of September 24, 1999.

     C. On December 28, 2000, pursuant to the Second Amendment to the Operating Agreement, Release of Guaranty and Consent to Transfer for the Company, VSI assigns all of its 80.1% interest in the Company to Carlton Investments, LLC ("CARLTON") and Carlyle Investments, LLC ("CARLYLE") in equal shares; Carlton and Carlyle were admitted as members of the Company.

     D. On December 22, 2002, pursuant to the Contribution Agreement, dated as of December 22, 2002 and effective as of March 31, 2002, by and among PEGI, AdulTVision, Carlyle and Carlton, PEGI, contributed and assigned 1% of its membership interest in the Company to AdulTVision; AdulTVision was admitted as a member of the Company.

     E. On December 23, 2002, PEGI and Claxson closed the restructuring (the "RESTRUCTURING") of the joint venture relationships between Playboy Enterprises, Inc., a Delaware corporation ("PEI"), and its Affiliates, on the one hand, and Claxson Interactive Group Inc., an International Business Company incorporated under the laws of the British Virgin Islands ("CLAXSON") and its Affiliates, on the other hand.

     F. Concurrently with the Restructuring and effective as of April 1, 2002, Carlton and Carlyle assigned to the Company all of their right, title and interest in their respective membership interests in the Company pursuant to the Transfer Agreement, dated December 23, 2003, by and among PEI, PEGI, Playboy Enterprises International, Inc., a Delaware corporation, Claxson, Carlyle, Carlton, Lifford International Co. Ltd. (BVI), a British Virgin Islands corporation and the Company.

     F. PEGI and AdulTVision desire to amend and restate the Initial Operating Agreement, as hereafter amended and restated, in its entirety as of the Effective Date.

     NOW, THEREFORE, PEGI and AdulTVision by this Agreement amend and restate the Initial Operating Agreement in its entirety under the laws of the State of Delaware upon the terms and subject to the conditions of this Agreement.

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                                    ARTICLE 1
                                   DEFINITIONS

     When used in this Agreement, the following terms will have the meanings set forth below:

     "ACT" means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

     "ADULTVISION" has the meaning set forth in the preamble.

     "AFFILIATE" means any Person, directly or indirectly through one or more intermediaries, controlling of, controlled by, or under common control with the specified Person. The term "control" (and "controlled" and "controlling," respectively), as used in the immediately preceding sentence, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the specified Person (whether by the holding of shares or other equity interests, the possession of voting or contract rights or otherwise).

     "AGENT" has the meaning set forth in Section 9.1.

     "AGREEMENT" means this Amended and Restated Operating Agreement, as originally executed and as amended from time to time in accordance with the terms hereof.

     "BOARD" has the meaning set forth in Section 5.1.

     "CAPITAL ACCOUNT" means with respect to any Member the capital account that the Company establishes and maintains for such Member pursuant to Section 3.4.

     "CAPITAL CONTRIBUTION" means the total value of cash and fair market value of property (including promissory notes or other obligation to contribute cash or property) contributed and/or services rendered or to be rendered to the Company by Members.

     "CARLTON" has the meaning set forth in the recitals.

     "CARLYLE" has the meaning set forth in the recitals.

     "CERTIFICATE" means the Certificate of Formation for the Company originally filed with the Delaware Secretary of State and as amended from time to time.

     "CLAXSON" has the meaning set forth in the recitals.

     "CODE" means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Treasury Regulations.

     "COMPANY" means Playboy TV International, LLC, a Delaware limited liability company.

     "EFFECTIVE DATE" has the meaning set forth in the preamble.

     "INITIAL OPERATING AGREEMENT" has the meaning set forth in the recitals.

     "MAJORITY INTEREST" means Percentage Interests of one or more Members that taken together exceed fifty percent (50%) of the aggregate of all Percentage Interests.

     "MANAGERS" has the meaning set forth in Section 5.2.1.

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     "MEMBER" means each Person who (a) is an initial signatory to this
Agreement or has been admitted to the Company as a Member in accordance with this Agreement and (b) has not resigned, withdrawn, been expelled or dissolved.

     "NET REVENUE" means gross revenues earned and actually collected, less any applicable withholding taxes.

     "OPTIONAL ADDITIONAL CAPITAL CONTRIBUTION" has the meaning set forth in
Section 3.3.

     "PEGI" has the meaning set forth in the preamble.

     "PEI" has the meaning set forth in the recitals.

     "PEII" has the meaning set forth in the recitals.

     "PERCENTAGE INTERESTS" means the percentage of a Member set forth opposite the name of such Member under the column "Member's Percentage Interest" in Exhibit A hereto, as such percentage may be adjusted from time to time pursuant to the terms of this Agreement.

     "PERSON" means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust, association or any other entity.

     "RESTRUCTURING" has the meaning set forth in the recitals.

     "TERM" has the meaning set forth in Section 8.1.

     "VSI" has the meaning set forth in the recitals.

                                   ARTICLE 2
                             ORGANIZATIONAL MATTERS

     2.1 FORMATION. Pursuant to the Act, PEGI and VSI formed a limited liability company under the laws of the State of Delaware by filing the Certificate with the Delaware Secretary of State and entering into the Initial Operating Agreement. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The Company and, if required, each of the Members shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware.

     2.2 NAME. The name of the Company shall be "Playboy TV International, LLC." The business of the Company may be conducted under such name, or upon compliance with applicable laws, any other name determined by the Board (as hereinafter defined). The President or another designated officer of the Company will file any fictitious name certificates and similar filings, and any amendments thereto, that the Board considers appropriate or advisable.

     2.3 TERM. The term of this Agreement shall be co-terminus with the period of duration of the Company provided in the Certificate, unless extended or sooner terminated as hereinafter provided.

     2.4 OFFICE AND AGENT. The Company shall continuously maintain an office and registered agent in the State of Delaware as required by the Act. The Company also may have such offices, anywhere within and without the State of Delaware, as the Board from time to time may determine, or the

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business of the Company may require. The registered agent is stated in the
Certificate. The Board may, from time to time, change the Company's registered office and/or registered agent and shall forthwith amend the Certificate to reflect such change(s).

     2.5 BUSINESS PURPOSE; POWERS. The purpose of the Company is to engage in any lawful activity for which a limited liability company may be organized under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental hereto, insofar as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

     2.6 NO STATE LAW PARTNERSHIP. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture and that no Member or Manager be a partner or joint venturer of any other Member or Manager for any purposes other than applicable tax laws. This Agreement may not be construed to suggest otherwise.

     2.7 FISCAL YEAR. The fiscal year of the Company for financial statement and federal income tax purposes shall be determined by the Board.

                                    ARTICLE 3
                              CAPITAL CONTRIBUTIONS

     3.1 INITIAL CAPITAL CONTRIBUTION. The Capital Account of each Member is set forth on Exhibit A as of the Effective Date. Exhibit A shall be revised to reflect any additional contributions contributed in accordance with Section 3.3.

     3.2 ADDITIONAL CAPITAL CONTRIBUTIONS. No Member shall be required to make any additional Capital Contributions.

     3.3 OPTIONAL ADDITIONAL CAPITAL CONTRIBUTIONS. To the extent approved by the Board from time to time, the Members may be permitted to make additional Capital Contributions if and to the extent they so desire, and if the Board determines that such additional Capital Contributions are necessary or appropriate for the conduct of the Company's business, including without limitation, expansion or diversification (each, an "OPTIONAL ADDITIONAL CAPITAL CONTRIBUTION"). In that event, the Members will have the opportunity, but not the obligation, to participate in such Optional Additional Capital Contributions on a pro rata basis in accordance with their Percentage Interests. Immediately following such Option Additional Option Capital contributions, the Percentage Interests will be adjusted to reflect the new relative proportions of the Capital Accounts of the Members.

     3.4 CAPITAL ACCOUNTS.

         3.4.1 The Company shall establish and maintain capital accounts (the "CAPITAL ACCOUNTS") for each Member in accordance with the following provisions:

               (a) to each Member's Capital Account there shall be credited (x) such Member's Capital Contributions, (y) such Member's distributive share of net profits (determined in accordance with Section 703(a) of the Code) and (z) the amount of any Company liabilities assumed by such Member which are secured by any property distributed to such Member; and

               (b) to each Member's Capital Account there shall be debited (x) the amount of money and the fair market value of any property distributed to such Member pursuant to any provision

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of this Agreement, (y) such Member's distributive share of net losses
(determined in accordance with Section 703(a) of the Code) and (z) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

         3.4.2 This Section and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Code and the regulations thereunder, including but not limited to Treasury Regulations
Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such provisions. Notwithstanding that a particular adjustment is not set forth in this Section, the Capital Accounts of the Members shall be adjusted as required by, and in accordance with, the capital account maintenance rules of Treasury Regulations Section 1.704-1(b).

     3.5 NO INTEREST. Except as provided in Section 3.4, no Member will be entitled to receive any interest on its Capital Contributions.

                                   ARTICLE 4
                            ALLOCATIONS OF NET INCOME
                        AND NET LOSSES AND DISTRIBUTIONS

     4.1 ALLOCATIONS OF NET PROFITS AND NET LOSSES FROM OPERATIONS. All items of income, gain, loss, deduction and credit shall be allocated among the Members ratably in proportion to their respective Percentage Interests. Notwithstanding the foregoing, no item of loss or deduction of the Company shall be allocated to a Member if such allocation would result in a negative balance in such Member's Capital Account. Such loss or deduction shall be allocated first among the Members with positive balances in their Capital Accounts in proportion to (and to the extent of) such positive balances and thereafter to Members in accordance with their Percentage Interests as determined under Section 1.704-1(b)(3) of the Treasury Regulations.

     4.2 NO RIGHT TO DISTRIBUTIONS. No Member shall have the right to demand or receive distributions of any amount, except as expressly provided in this
Article 4.

     4.3 DISTRIBUTIONS. The Board shall determine, in its sole and absolute discretion, profits available for distribution to Members and the amount, if any, to be distributed to Members, and shall authorize and distribute to the Members pro rata in proportion to their Percentage Interests, the determined amount when, as and if declared by the Board.

     4.4 CODE SECTION 704(c). In accordance with Section 704(c) of the Code and the regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among each Member so as to take account of any variation between the adjusted basis of the contributed property and its fair market value at the time of the contribution, in the manner determined by the Board.

     4.5 WITHHOLDING. The Company is authorized to withhold from distributions to a Member, or with respect to allocations to a Member, and to pay over to a Federal, foreign, state or local government, any amounts required to be withheld pursuant to the Code, or any provisions of any other Federal, foreign, state or local law. Any amounts so withheld shall be treated as having been distributed to such Member pursuant to this Article 4 for all purposes of this Agreement, and shall be offset against the current or next amounts otherwise distributable to such Member.

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                                   ARTICLE 5
                      MANAGEMENT AND CONTROL OF THE COMPANY

     5.1 BOARD AND GENERAL SCOPE OF AUTHORITY. Subject to such matters which are expressly reserved hereunder to the Members for decision, the business and affairs of the Company shall be managed by a Board of Managers (the "BOARD"). The Board will be responsible for all aspects of the operations and development of the Company and, except as otherwise expressly provided for in this Agreement, the Board will have exclusive authority and full discretion with respect to the management of the business of the Company and will have the exclusive right, power and authority to cause the Company to do, or cause to be done, all acts and actions which in its sole judgment are necessary, proper, convenient or desirable in order to operate and conduct the business of the Company and to carry out and fulfill the purposes of the Company.

     5.2 MEMBERS OF THE BOARD; APPOINTMENT AND REMOVAL.

         5.2.1 The Board shall be comprised of 2 to 5 individuals (the "MANAGERS"), with the exact number to be determined from time to time by the Members holding Majority Interests. The Managers shall be elected by the Members holding Majority Interests.

         5.2.2 Any Manager may be removed only by the affirmative vote of the Members holding Majority Interests, with or without cause. Any vacancy occurring on the Board shall be filled by the affirmative vote of the Members holding Majority Interests. A Manager chosen to fill a vacancy shall serve the unexpired term of his or her predecessor in office.

     5.3 MEETINGS OF THE BOARD. The Board shall meet at such times as may be necessary for the Company's business on at least two (2) days' prior written notice of the time and place of such meeting given by any Manager. The presence of at least 2 Managers shall constitute a quorum for the transaction of business by the Board. Except as otherwise set forth herein, all actions of the Board shall require the affirmative vote of a majority of the Managers. Each Manager shall be entitled to one vote upon all matters submitted to the Board. Notice of any Board meeting may be waived by any Manager before or after such meeting. Meetings of the Board may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if members of the Board sufficient to approve the action pursuant to the terms of this Agreement consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board.

     5.4 DELEGATION OF AUTHORITY; PRESIDENT AND OTHER OFFICERS. The Board may delegate the right, power and authority to manage the day-to-day business, affairs, operations and activities of the Company to the President (which authority the President may delegate to other Persons), subject to the ultimate direction, control and supervision of the Board. The Company may have such other officers with such powers and duties as the Board will determine from time to time. Subject to whatever rights an officer may have under a contract of employment with the Company, all officers of the Company shall serve at the pleasure of the Board.

     5.5 POWER TO BIND COMPANY. No Manager (acting in his capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to the terms of this Agreement.

     5.6 RELIANCE BY THIRD PARTIES. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board herein set forth.

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     5.7 BUSINESS TRANSACTIONS OF A MEMBER WITH THE COMPANY. In accordance with
Section 18-107 of the Act, a Member may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member.

     5.8 PERFORMANCE OF DUTIES; LIABILITY OF MANAGERS. A Manager will not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage will have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager. The Managers will perform their managerial duties in good faith, in a manner they reasonably believe to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties of Manager will not have any liability by reason of being or having been a Manager of the Company.

                                    ARTICLE 6
                                   LICENSE FEE

     6.1 LICENSE FEE. Upon and subject to rights retained by PEGI and to the extent PEGI has the right to grant such right and license, PEGI hereby grants, or causes to be granted, to the Company and the Company hereby accepts an exclusive license to distribute, exhibit and display such programming and to use such trademarks as mutually agreed by PEGI and the Company. The Company shall pay to PEGI each fiscal year license fees equal to twenty percent (20%) of the aggregate Net Revenues of the Company. Such license fees shall be paid no less than once per year.

                                    ARTICLE 7
                                     MEMBERS

     7.1 LIMITED LIABILITY. Except as required under the Act or as expressly set forth in this Agreement, no Member will be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise. In the event any Member becomes personally liable for any debt, obligation or liability of the Company arising from any action or approval of the Members or the Board taken without the approval of such Member where such approval is required under the terms hereof, then, in addition to any other rights set forth herein, the Members or Managers taking such action will indemnify and hold harmless such Member from and against any liability, loss, claim or damage, including but not limited to, reasonable attorneys fees and cost, arising from or relating to such action.

     7.2 ADMISSION OF ADDITIONAL MEMBERS. No Person shall be admitted as a Member of the Company without the approval of the Board.

     7.3 WITHDRAWALS OR RESIGNATIONS. No Member may withdraw or resign from the Company, except as permitted by this Agreement.

     7.4 MEETINGS OF MEMBERS. Meetings of Members may be held at such date, time and place within or without the State of Delaware as the Board may fix from time to time. No annual or regular meetings of Members are required.

         7.4.1 The Members may vote, approve a matter or take any action by the vote of the Members at a meeting, in person or by proxy, or without a meeting by written consent. Each Member shall be entitled to vote upon all matters upon which Members have the right to vote ratably in proportion

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to its respective Percentage Interests in the Company as set forth on Exhibit A hereto, as adjusted from time to time pursuant to the terms hereof.

         7.4.2 Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if Members holding Percentage Interests sufficient to approve the action pursuant to the terms of this Agreement consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Members. In no instance where action is authorized by written consent shall a meeting of Members be called or notice be given; however, a copy of the action taken by written consent shall be sent promptly to all Members and filed with the records of the Company.

         7.4.3 Unless otherwise prescribed by the Act, meetings of the Members may be called by the Board acting by majority vote or by any Member or group of Members holding more than ten percent (10%) of the Percentage Interests for the purpose of addressing any matters on which the Members may vote. For any meeting of Members, the presence in person or by proxy of Members owning more than 50.1% of the Percentage Interests at the time of the action taken constitutes a quorum for the transaction of business.

         7.4.4 Except as otherwise provided in this Agreement, the affirmative vote of the Members holding Majority Interests constitutes approval of any action.

     7.5 POWER TO BIND THE COMPANY. No Member (acting in its capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement or the Act.

                                   ARTICLE 8
                       ACCOUNTING AND RECORDS; TAX MATTERS

     8.1 BOOKS AND RECORDS; ACCOUNTING. The Company shall keep or cause to be kept at the office of the Company (or at such other place as the Board in its discretion shall determine) full and accurate books and records regarding the status of the business and financial condition of the Company.

     8.2 TAX TREATMENT. Unless otherwise determined by members holding Majority Interests, the Company shall be treated as a partnership for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Members and the Company shall timely make any and all necessary elections and filings for the Company to be treated as a partnership for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

                                   ARTICLE 9
                           DISSOLUTION AND WINDING UP

     9.1 TERM. The term (the "TERM") of the Company shall commence on the date the Certificate is filed with the Secretary of State of Delaware and terminate on the earlier to occur of the termination of the Company as provided in the Certificate or the earlier dissolution of the Company pursuant to the terms of this Article 9.

     9.2 DISSOLUTION. The Company shall be dissolved, its assets will be disposed of, and its affairs wound up on the first to occur of the following:

         (a) a determination by the Member holding Majority Interests to dissolve the Company;


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         (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

          No other event, including the retirement, insolvency, liquidation, dissolution, insanity, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of a Member, shall cause the existence of the Company to be terminated.

     9.3 WINDING UP. Upon dissolution, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Managers will be responsible for overseeing the winding up and liquidation of Company, will take full account of the liabilities of Company and assets, will cause the proceeds from such winding up and liquidation, to the extent sufficient therefor, to be applied and distributed in accordance with the provisions of Section 18-804 of the Act, and will cause all interests in the Company be cancelled. Distributions to the Members shall be made first to the extent of their positive Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods, and then in accordance with each Member's Percentage Interests. The Managers or Members winding up the affairs of the Company shall be entitled to reasonable compensation for such services.

     9.4 CERTIFICATE OF CANCELLATION. Upon the completion of the winding up of the affairs of the Company, the Company shall be terminated and the Managers or Members will cause to be filed in the office of, and on a form prescribed by, the Delaware Secretary of State, a certificate of cancellation of the Certificate.

                                   ARTICLE 10
                          INDEMNIFICATION AND INSURANCE

     10.1 INDEMNIFICATION OF AGENTS. The Company shall and hereby agrees to indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person is or was a Member, Manager, officer, employee or other agent of the Company on or after the Effective Date or that, being or having been such a Member, Manager, officer, employee or agent on or after the Effective Date, such Person is or was serving at the request of the Company as a manager, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an "AGENT"), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. The Board will be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Board deem appropriate in their business judgment.

     10.2 INSURANCE. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the Company would have the power to indemnity such Person against such liability under the provisions of Section 9.1 or under applicable law.

                                   ARTICLE 11
                                  MISCELLANEOUS

     11.1 GOVERNING LAW; SEVERABILITY. All questions with respect to this Agreement and the relationships of the parties hereunder will be governed by the internal laws of the State of Delaware, regardless of the choice of law principles of the State of Delaware or any other jurisdiction. In particular, this Agreement shall be construed to the maximum extent possible to comply with all the terms and

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conditions of the Act. If it shall be determined by a court of competent jurisdiction that any provisions or wording of this Agreement shall be invalid or unenforceable under the Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provisions cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable terms or provisions. If it shall be determined by a court of competent jurisdiction that any provision relating to the distributions and allocations of the Company or to any expenses payable by the Company is invalid or unenforceable, this Agreement shall be construed or interpreted so as (a) to make it enforceable or valid and (b) to make the distributions and allocations as closely equivalent to those set forth in this Agreement as is permissible under applicable law.

     11.2 ASSIGNMENT; NO THIRD PARTY BENEFICIARY. Neither the Company nor any Member will assign its rights or delegate its obligations hereunder without written consent of all of the Members except to an Affiliate of the Company or such Member; provided that no such assignment will relieve the assignor of its obligations. The provisions of this Agreement are for the benefit only of the Company and the Members, and no third party may seek to enforce or benefit from these provisions except that the Persons indemnified by the Company pursuant to
Section 9.1 will be third party beneficiaries of this Agreement with respect to such Section only and will have independent standing to enforce or benefit from such Section.

     11.3 AMENDMENT. No provision of this Agreement may be amended, modified, waived, discharged or terminated, other than by the express written agreement of all of the Members nor may any breach of any provision of this Agreement be waived or discharged except with the express written consent of the party(ies) not in breach.

     11.4 NOTICES. All notices, requests, demands and other communications required to be given under this Agreement will be in writing and will be given to such Member (and any other Person designated by such Member) at its address or telecopier number set forth in Schedule A hereto or such other address or telecopier number as such Member may hereafter specify for the purpose by notice. Each such notice, request or other communication will conclusively be deemed to have been duly given to each Member (a) when hand delivered, (b) the next business day if sent by a generally recognized overnight courier service that provides written acknowledgment by the addressee of receipt, or (c) when received, if sent by facsimile (with appropriate answer back) or other generally accepted means of electronic transmission.

     11.5 HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

     11.6 WAIVER OF PARTITION. Each of the Members hereby irrevocably waives any and all rights that such Member may have to maintain any action for partition of any of the Company's property.

     11.7 INTERPRETATION. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine, or the neuter gender shall include the masculine, feminine and neuter.

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     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement, effective as of the Effective Date.

                                      PLAYBOY ENTERTAINMENT GROUP, INC.


                                      By: /s/ James L. English
                                      ---------------------------------------
                                      Name: James L. English
                                      Title: President




                                      ADULTVISION COMMUNICATIONS, INC.



                                      By: /s/ James L. English
                                      ----------------------------------------
                                      Name: James L. English
                                      Title: President

                                    EXHIBIT A

                   CAPITAL CONTRIBUTION AND ADDRESS OF MEMBERS
                              AS OF JANUARY 1, 2003



                                                                     MEMBER'S CAPITAL         PERCENTAGE
     MEMBER'S NAME                MEMBER'S ADDRESS                       ACCOUNT               INTEREST
     -------------                ----------------                   -----------------        -----------
Playboy Entertainment         Playboy Entertainment Group, Inc.        $ 4,414,593                5%
Group, Inc.                   Attention:  President
                              2706 Media Center Drive
                              Los Angeles, CA  90065
                              Fax Number: (323) 276-4500


AdulTVision Communications,   AdulTVision Communications, Inc.         $   232,347               95%
Inc.                          Attention:  President
                              c/o Playboy Entertainment Group, Inc.
                              2706 Media Center Drive
                              Los Angeles, CA  90065
                              Fax Number: (323) 276-4500
